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                                  Exhibit 99.1

                      INTER-TEL ANNOUNCES E-RATE SETTLEMENT

TEMPE, ARIZONA . . . DECEMBER 8, 2004 . . . INTER-TEL, INCORPORATED (NASDAQ:
INTL) today announced that Inter-Tel Technologies, Inc., the Company's wholly-owned subsidiary ("Inter-Tel"), has reached a settlement and is entering into a plea agreement resolving the previously disclosed e-Rate investigation by the Department of Justice.

E-RATE SETTLEMENT AND PLEA AGREEMENT. As identified in the Company's previous filings with the Securities and Exchange Commission, Divisions of the United States Department of Justice have been investigating other companies' and Inter-Tel's participation in a federally funded "e-Rate program" to connect schools and libraries to the Internet. Inter-Tel today announced that the Department of Justice investigation into the Company is being resolved with a civil settlement and plea agreement. In connection with the civil settlement, Inter-Tel is agreeing to pay $6,740,458 and forego collection of accounts receivable related to e-Rate of $259,542. In connection with the plea agreement, Inter-Tel is entering guilty pleas to a charge of mail fraud and a charge of an antitrust violation, will agree to pay a fine of $1,721,000, and will agree to conditions of probation that include implementation of a rigorous compliance program.

The resolution is currently expected to cost Inter-Tel approximately $9.5 million in total, including criminal fines, civil settlement and restitution, uncompensated e-rate work, accounts receivable forgiveness, and related remaining attorneys' fees and other expenses. The payments constituting the primary components of the settlement are not tax deductible. The effect of the resolution on fourth quarter results of operations is currently expected to be a reduction to net income by approximately $8.9 million, after considering accounts receivable reserves previously accrued and an income tax benefit of approximately $0.3 million.

In addition, Inter-Tel is to be placed on three years probation, which requires a comprehensive corporate compliance program, including hiring a compliance officer to oversee the compliance program and policies, mandatory audits, regular status reports, implementation of a separate e-Rate code of conduct, certification of employee education and training, and periodic compliance reporting.

"We are pleased to be reaching this settlement," said Steven G. Mihaylo, Chairman and CEO. "While the employees directly involved with the matters in question are no longer associated with Inter-Tel in any form, we take full responsibility for their actions. We have begun to implement and will expand to a more rigorous compliance program including review of current and future government contracts. We will not tolerate any conduct that causes anyone to question the integrity of our Company."

The plea agreement requires judicial approval before it is final.

ABOUT INTER-TEL, INCORPORATED

Inter-Tel (Nasdaq: INTL - news) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs over 1,900 communications professionals, and services business customers through a network of approximately 60 company-owned, direct sales offices and over 350 authorized providers in the United States, United Kingdom and Japan. More information is available at www.inter-tel.com.

This news release contains forward-looking statements within the meaning of
Section 27A of the

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Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934,
including statements regarding anticipated settlement expenses and related fees, the expected costs of forgiveness of accounts receivable and legal fees, projected reductions to net income in the fourth quarter of 2004, requirements to implement and maintain a more comprehensive corporate compliance program, and toleration of conduct that questions the integrity of our company. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. These risks and uncertainties include, but are not necessarily limited to the risk that the court will not accept the terms of the plea agreement; Inter-Tel's actual total expenses may be different from the anticipated costs outlined above; the potential impact of the settlement and plea agreements, including possible suspension or debarment from future contracts; the time, efforts and costs associated with the compliance program, including the timely and successful hiring and retention of the compliance officer and other requirements associated with the program; hiring and retention of qualified employees and maintenance of required employee education and training; the potential impact of market, industry, competitive and customer reaction to the settlement and plea agreements. For a further list and description of such risks and uncertainties, please see Inter-Tel's previously filed SEC reports, including Inter-Tel's Annual Report on Form 10-K filed with the SEC on March 15, 2004 and Inter-Tel's Form 10-Q filed with the SEC on November 5, 2004. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.